Exhibit 99.2
Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Note: All share and per share information has been adjusted to reflect the three-for-two stock split that was effective on January 28, 2011.
As previously announced, the first quarter fiscal 2011 earnings conference call will be held Tuesday, March 29, 2011 at 9:00 am EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
These prepared remarks should be read in conjunction with our earnings release. With respect to any non-GAAP financial measures contained in these prepared remarks, we have provided below or included within our earnings release a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. You can access this information at www.progress.com.
The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in our discussion today. These risks include: the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; the customer demand and acceptance of our new product initiative, the Progress RPM suite; variations in the demand for professional services and customer support; pricing pressures and the competitive environment in the software industry; the continuing uncertainty in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; our ability to complete and integrate acquisitions; our ability to realize the expected benefits and anticipated synergies from acquired businesses; our ability to penetrate international markets and manage our international operations; changes in exchange rates. Further information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in our discussion in the future when such changes occur.
To access the live broadcast, please visit the Progress website at www.progress.com/investors. The call will also be webcast live via Yahoo (www.yahoo.com), Motley Fool (www.fool.com), Streetevents (www.streetevents.com), TD Waterhouse (www.tdwaterhouse.com) and Fidelity.com (www.fidelity.com). An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.
Overall Results
On a GAAP basis, our results for the first quarter of fiscal 2011 were the following:
•	Revenue increased 5% to $134.2 million from $127.5 million in the first quarter of fiscal 2010.

•	Operating income was $28.3 million as compared to a loss of $4.4 million in the first quarter of fiscal 2010.

Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
•	Net income was $20.5 million as compared to a loss $1.0 million in the first quarter of fiscal 2010.

•	And diluted earnings per share was 29 cents as compared to a loss of 2 cents in the first quarter of fiscal 2010.
On a non-GAAP basis, our results for the first quarter were the following:
•	Non-GAAP revenue increased 5% to $134.3 million from $128.0 million in the first quarter of fiscal 2010.

•	Non-GAAP operating income increased 26% to $41.3 million from $32.8 million in the first quarter of fiscal 2010.

•	Non-GAAP net income increased 30% to $29.5 million from $22.7 million in the first quarter of fiscal 2010.

•	And non-GAAP diluted earnings per share increased 20% to 42 cents from 35 cents in the first quarter of fiscal 2010.
The non-GAAP results in the first quarter of fiscal 2011 exclude pre-tax charges of $4.2 million for stock-based compensation, $6.2 million for amortization of acquired intangibles, $2.5 for restructuring and transition expenses and less than $0.1 million for purchase accounting adjustments for deferred revenue.
The non-GAAP results in the first quarter of fiscal 2010 exclude pre-tax charges of $25.8 million for restructuring expenses, $4.2 million for stock-based compensation, $7.5 million for amortization of acquired intangibles, $0.5 million for purchase accounting adjustments for deferred revenue, $0.4 million for acquisition-related expenses and a credit of $2.1 million for certain insurance reimbursements.
A reconciliation of these non-GAAP financial measures to the appropriate GAAP financial measures is included at the end of these prepared remarks.
The following operational analyses are presented utilizing our non-GAAP financial information.

Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Revenue
In reviewing the results for the first quarter of fiscal 2011, within the year-over-year total revenue increase of 5%, software license revenue increased 9%, maintenance revenue was flat and professional services revenue increased 18%. The trend over the past several quarters was as follows:

	Q4	Q1	Q2	Q3	Q4	Q1
(in millions)	2009	2010	2010	2010	2010	2011

Licenses	$52.0	$47.1	$44.2	$44.7	$56.5	$51.3
Year-over-year change	(7)%	3%	15%	14%	9%	9%
Maintenance	$74.3	$70.9	$71.2	$70.9	$74.5	$71.2
Year-over-year change	3%	5%	3%	(1)%	0%	0%
Professional services	$10.6	$10.0	$12.9	$13.2	$14.3	$11.8
Year-over-year change	(22)%	7%	28%	42%	35%	18%

Total	$136.9	$128.0	$128.3	$128.8	$145.3	$134.3
Year-over-year change	(4)%	5%	9%	8%	6%	5%

With regard to the impact of changes in foreign exchange rates in the first quarter, total revenue in the first quarter of fiscal 2011 would have increased 6% on a constant currency basis versus the 5% increase reported. Software license revenue would have increased 10% on a constant currency basis versus the 9% increase reported. Maintenance revenue would have increased by 1% on a constant currency basis versus the 0% reported. Professional services revenue would have increased by 19% on a constant currency basis versus the 18% increase reported.
Revenue by geographic region was as follows:

	Q4	Q1	Q2	Q3	Q4	Q1
(in millions)	2009	2010	2010	2010	2010	2011

North America	$58.7	$58.2	$62.1	$62.2	$63.4	$64.5
Year-over-year change	(11)%	6%	12%	13%	8%	11%
EMEA	$58.3	$52.3	$46.2	$46.4	$59.5	$51.4
Year-over-year change	(2)%	(2)%	(4)%	(4)%	2%	(2)%
Latin America	$11.8	$9.8	$9.3	$9.6	$11.3	$9.2
Year-over-year change	36%	51%	35%	10%	(4)%	(6)%
Asia Pacific	$8.1	$7.7	$10.7	$10.6	$11.1	$9.2
Year-over-year change	1%	0%	42%	39%	37%	19%

Total	$136.9	$128.0	$128.3	$128.8	$145.3	$134.3
Year-over-year change	(4)%	5%	9%	8%	6%	5%

International business was 51% of the quarterly total in the first quarter of fiscal 2011 as compared to 55% in the first quarter of fiscal 2010. The revenue growth in Asia Pacific was helped by stronger local currencies, primarily the Australian dollar and Japanese yen, as growth at constant currency was 5%. The revenue decline in EMEA was somewhat impacted by a weaker euro. On a constant currency basis, EMEA was up 1% in the first quarter over last year.

Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Revenue by product line was as follows:

	Q4	Q1	Q2	Q3	Q4	Q1
(in millions)	2009	2010	2010	2010	2010	2011

Application Development Platforms	$89.8	$81.9	$84.6	$77.3	$89.5	$79.1
Year-over-year change	(4)%	1%	9%	(3)%	0%	(3)%
Enterprise Business Solutions	$26.0	$27.7	$24.9	$35.0	$34.5	$37.2
Year-over-year change	14%	29%	39%	77%	32%	34%
Enterprise Data Solutions	$21.1	$18.4	$18.8	$16.5	$21.3	$18.0
Year-over-year change	(18)%	(7)%	(15)%	(18)%	1%	(2)%

Total	$136.9	$128.0	$128.3	$128.8	$145.3	$134.3
Year-over-year change	(4)%	5%	9%	8%	6%	5%

Revenue from Enterprise Business Solutions in the first quarter was led by strong performance from our BPM and event processing products.
Software license revenue from direct end users increased 1% and revenue from indirect partners, including Application Partners and OEMs, increased 18% in the first quarter of fiscal 2011 as compared to the first quarter of fiscal 2010. The trend over the past several quarters was as follows:

	Q4	Q1	Q2	Q3	Q4	Q1
(in millions)	2009	2010	2010	2010	2010	2011

Direct end users	$27.8	$24.4	$19.5	$22.4	$28.5	$24.7
Year-over-year change	(2)%	(1)%	11%	24%	3%	1%
Indirect partners	$24.2	$22.7	$24.7	$22.3	$28.0	$26.6
Year-over-year change	(13)%	7%	18%	15%	16%	18%

Total	$52.0	$47.1	$44.2	$44.7	$56.5	$51.3
Year-over-year change	(7)%	3%	15%	14%	9%	9%

Within the OpenEdge product set, Application Partners accounted for 78% of OpenEdge software license revenue as compared to 66% in the first quarter of fiscal 2010 and increased 7%.
Backlog
Our aggregate revenue backlog at the end of the first quarter of fiscal 2011 was approximately $180 million, of which $163 million was included on our balance sheet as deferred revenue, primarily related to unamortized maintenance and support contracts. The remaining backlog amount of approximately $17 million was composed of multi-year licensing arrangements of approximately $16 million and open software license orders received but not shipped of approximately $1 million.
For comparison purposes, our aggregate revenue backlog at the end of the first quarter of fiscal 2010 was approximately $188 million, of which $161 million was included on our balance sheet as deferred revenue, primarily related to unamortized maintenance and support contracts. The remaining amount of backlog of approximately $27 million was composed of multi-year licensing arrangements of approximately $21 million and open software license orders received but not shipped of approximately $6 million.

Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
We do not believe that backlog as of any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.
Other Operating and Balance Sheet Information
Our non-GAAP operating margin was 31%, up from 26% in the first quarter of fiscal 2010. The improvement in our operating margin is a result of leveraging our revenue growth and the impact of the restructurings initiated in fiscal 2010.
Other income (expense) for the first quarter of fiscal 2011 was approximately zero as compared to $2.8 million in the first quarter of fiscal 2010. The first quarter of fiscal 2010 included a nonrecurring insurance reimbursement of $0.9 million and an increase in value of our foreign currency average rate option contracts of approximately $2 million.
On a GAAP basis, our effective tax rate was 27.4% as compared to 38.0% in the first quarter of fiscal 2010. The non-GAAP effective tax rate was 28.7% as compared to 34.5% in the first quarter of fiscal 2010.
The year-over year decrease in the effective tax rate was primarily due to the reinstatement of the research and development tax credit in the United States in December 2010 as well as greater expected benefits from the section 199 production deduction. The first quarter of fiscal 2011 includes the full benefit of the retroactive portion of the reinstated research and development tax credit of approximately $2 million. The difference between the effective tax rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles.
Quarter-end headcount of 1,640 was up 4% from the end of the year and down 9% from one year ago, reflecting the impact of the restructurings initiated in fiscal 2010.
Our cash balance was approximately $371 million at the end of the quarter as compared to $322 million at the end of the year. In addition, we had approximately $40 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 70 days at the end of the first quarter, down 4 days from the end of the year and up 2 days from one year ago.
During the first quarter of fiscal 2011, we repurchased approximately 847,000 shares of our common stock at a cost of $25 million. We have approximately $75 million remaining under our Board of Directors authorized share repurchase program which runs through September 30, 2011.
Stock Split
In December, our Board of Directors approved a three-for-two split of our common stock. The stock split was accomplished through a stock dividend. Our Board of Directors authorized the stock split principally to obtain wider distribution and greater liquidity for our common stock. Shareholders of record as of the close of business on January 12, 2011 were issued one-half additional share for each share of common stock held on the record date. The additional shares were

Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
distributed on January 28, 2011. The stock split increased the number of shares of our common stock outstanding from approximately 44 million shares to approximately 66 million shares.
Business Outlook
We are providing the following guidance for the full year, which remains unchanged from our prior guidance, and for the second quarter of fiscal 2011:
•	For fiscal 2011, we expect GAAP and non-GAAP revenue to be between $560 million and $570 million. Software license revenue is expected to be between $205 million and $215 million.

•	We expect revenue from Application Development Platforms to be between $323 million and $333 million, representing flat to a year-over-year decline of 3%.

•	We expect revenue from Enterprise Business Solutions to be between $146 million and $158 million, representing a year-over-year increase of between approximately 20% and 30%.

•	We expect revenue from Enterprise Data Solutions to be between $79 million and $82 million, representing a year-over-year increase of between approximately 5% and 10%.

•	We expect GAAP operating income to be between $125 million and $136 million.

•	We expect non-GAAP operating income to be between $177 million and $184 million.

•	We estimate that non-operating income will be between negative $0.5 million and positive $0.5 million for the each of the remaining quarters of fiscal 2011, although this may vary depending on interest rates, potential stock repurchases, fluctuations in foreign exchange rates and our cash balances.

•	We expect our effective tax rate to be approximately 34% for GAAP purposes and approximately 33% for non-GAAP purposes for each of the remaining quarters of fiscal 2011. The difference in the effective tax rate between GAAP and non-GAAP primarily relates to the tax treatment of stock-based compensation and amortization of acquired intangibles.

•	We estimate that our share count will be around 70 million for each of the remaining quarters in fiscal 2011, although this may vary depending on future option exercise activity, share repurchases, share prices and other factors.

•	We expect diluted earnings per share on a GAAP basis to be between $1.22 and $1.32. On a non-GAAP basis, which excludes total charges of between 48 cents to 52 cents per share, we expect non-GAAP diluted earnings per share to be between $1.74 and $1.80.

Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
•	For the second quarter of fiscal 2011, we expect GAAP and non-GAAP revenue to be between $136 million and $139 million. We expect software license revenue to be between $49 million and $52 million. We expect diluted earnings per share, on a GAAP basis, to be between 27 cents and 31 cents. On a non-GAAP basis, which excludes total charges of between 12 cents and 14 cents per share, we expect non-GAAP diluted earnings per share to be between 41 cents and 43 cents.
Our non-GAAP outlook primarily excludes stock-based compensation, amortization of acquired intangibles and restructuring and transition expenses. A reconciliation between our GAAP and non-GAAP expectations is included below.
This guidance assumes no further economic shocks, including any global slowdown arising from the tragic events in Japan, continued improvement in our ability to generate new business in end user accounts, especially with our products in the EBS product line, and no further strengthening of the US dollar against currencies from which we derive a significant portion of our business.
Our annual Financial and Industry Analyst conference will be held on Tuesday, May 10th at the Hyatt Regency hotel at Grand Central in New York City.
We plan on releasing financial results and prepared remarks relating to our second quarter on Tuesday, June 28th after the market closes, and holding the usual conference call the next morning on Wednesday, June 29th at 9 a.m.

Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Reconciliation of Non-GAAP Financial Measures to GAAP Results
The following table reconciles our non-GAAP financial measures to the most directly comparable GAAP financial statement item:

	Q4	Q1	Q2	Q3	Q4	Q1
(in millions, except per share amounts)	2009	2010	2010	2010	2010	2011

GAAP revenue	$136.8	$127.5	$127.7	$128.7	$145.2	$134.2
Non-GAAP adjustments:
Purchase accounting adj. for deferred revenue	0.1	0.5	0.6	0.1	0.1	0.1

Non-GAAP revenue	$136.9	$128.0	$128.3	$128.8	$145.3	$134.3

GAAP income (loss) from Operations	$25.8	$(4.4)	$22.7	$16.5	$32.8	$28.3
Non-GAAP adjustments:
Stock-based compensation Expense	4.6	4.2	4.4	4.0	4.9	4.2
Amortization of purchased Intangibles	6.8	7.5	8.0	7.6	7.5	6.2
Purchase accounting adj. for deferred revenue	0.1	0.5	0.6	0.1	0.1	0.1
Stock option investigation-related expenses	(0.0)	(1.2)	(0.1)	—	—	—
Restructuring, transition and acquisition-related expenses	0.1	26.2	0.2	11.5	3.0	2.5

Non-GAAP income from Operations	$37.4	$32.8	$35.9	$39.7	$48.3	$41.3

GAAP net income (loss)	$16.7	$(1.0)	$19.1	$9.2	$21.3	$20.5
Non-GAAP adjustments:
Non-GAAP income from operations adjustments per detail above	11.6	37.2	13.2	23.2	15.5	13.0
Non-operating income Adjustment	—	(0.9)	—	—	—	—
Tax-effect of non-GAAP Adjustments	(2.7)	(12.7)	(3.5)	(7.4)	(4.6)	(4.0)
Non-recurring tax adjustment	—	—	(2.5)	—	—	—

Non-GAAP net income	$25.6	$22.6	$26.3	$25.0	$32.2	$29.5

Weighted average shares	62.5	64.0	66.4	66.6	67.8	69.7
Non-GAAP earnings per share	$0.41	$0.35	$0.40	$0.38	$0.47	$0.42

Progress Software Corporation
First Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Reconciliation of Forward-Looking Guidance
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP financial statement item in our forward-looking guidance:

	Q2 of Fiscal 2011			Fiscal 2011

GAAP earnings per share	$0.27	—	$0.31	$1.22	—	$1.32
Non-GAAP adjustments:
Stock-based compensation Expense	$0.05	—	$0.06	$0.20	—	$0.21
Amortization of purchased Intangibles	$0.06	—	$0.06	$0.23	—	$0.23
Restructuring and transition-related expenses	$0.01	—	$0.02	$0.05	—	$0.08

Non-GAAP earnings per share	$0.41	—	$0.43	$1.74	—	$1.80

(in millions)	Fiscal 2011

GAAP income from operations	$125	—	$136
Non-GAAP adjustments:
Stock-based compensation expense	19	—	20
Amortization of purchased intangibles	24	—	24
Restructuring, transition and acquisition-related expenses	5	—	8

Non-GAAP income from operations	$177	—	$184